As filed with the Securities and Exchange Commission on October 17, 2001

                                                           Registration No. ____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                 DUCT UTILITY CONSTRUCTION & TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                            PROCARE INDUSTRIES, LTD.
                           (Former Name of Registrant)

            Colorado                                            84-0932231
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or organization)                           Identification Number)

          1101 Saint Gregory Street, Suite 260, Cincinnati, Ohio 45202
               (Address of Principal Executive offices) (zip Code)

      DUCT UTILITY CONSTRUCTION & TECHNOLOGIES, INC., 2001 STOCK AWARD PLAN
                            (Full Title of the Plan)

                                 Randall A. Drew
                 DUCT Utility Construction & Technologies, Inc.
                      1101 Saint Gregory Street, Suite 260
                             Cincinnati, Ohio 45202
               (Name and Address of Agent for Service of Process)
                                 (513) 929-9028


                                   COPIES TO:
                                 Michael Madgett
                               Arter & Hadden, LLP
                          550 West C Street, Suite 1600
                        San Diego, California 92101-8504
                                 (619) 238-0001


                         CALCULATION OF REGISTRATION FEE

    Title of                             Proposed Maximum        Proposed Maximum       Amount of
Securities to be      Amount to be        Offering Price            Aggregate         Registration
   Registered          Registered         Per Share (1)         Offering Price (1)       Fee (1)
----------------      ------------       ----------------       ------------------    ------------
Common Stock            2,000,000             $1.55                $3,100,000.00         $775.00

        (1) Computed pursuant to Rule 457(c), (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the following: 2,000,000 shares at a weighted average exercise price of $1.55 a share, which represents the average of the bid and asked price of the Common Stock as quoted on the OTC Bulletin Board on October 11, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each employee or Consultant to DUCT Utility Construction & Technologies, Inc. (the "Company").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents, all of which were previously filed by the Company (File No. 0-26692) with the Securities & Exchange Commission (the "Commission") pursuant to the Securities Exchange Act ("Exchange Act"), are hereby incorporated by reference into this Registration Statement and made a part hereof:

        (1) The Company's Form 10-KSB for the year ended December 31, 2000, filed on April 10, 2001 under Section 13(a) or 15(d) of the Exchange Act;

        (2) The Company's Form 10-QSB for the period ended March 31, 1999, filed on May 5, 1999;

        (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above;

        (4) All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        The class of securities to be offered hereby has been registered under
Section 12 of the Exchange Act by the Registrant, and incorporated by reference herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        The legality of the Company Stock registered pursuant to this Form S-8 Registration Statement will be passed upon for the Company by the law firm of Arter & Hadden, LLP, 550 West C Street, Suite 1600, San Diego, California, 92101-8504, which has served as special counsel to the Company in the preparation of this Form S-8 Registration Statement. No members of Arter & Hadden, LLP have a substantial interest in the Company or are employed on a contingent basis by the Company.

        Robison, Hill & Co. consents to the incorporation by reference of its report on the audited financial statements contained in the Form 10-KSB for the year ended December 31, 2000, filed on April 10, 2001.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Bylaws provide for the indemnification of its directors and officers to the maximum extent provided by law. The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Colorado, any person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or served any other enterprise as a director, officer or employee at the Company's request. The Board of Directors, in its discretion, shall have the power to indemnify any person, other than a director or officer, made a party to any action , suit or proceeding by reason of the fact that he or she is or was an employee of the Company.

        To the extent permitted under Colorado statutes (Title 7-109-102 through 7-109-110), the Company may limit, through indemnification, the personal liability of its directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer of director of the corporation. The Company may indemnify its directors or officers if such person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the Company. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe his or her action was unlawful.

        Further, in an action brought by the Company or in its right, if the person, after exhaustion of all appeals, is found to be liable to the Company, or if the person makes payment to the Company in settlement of such action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors, consisting of members of the Board of Directors who were not parties to the action, suit or proceedings; (3) if a majority of a quorum of the Board of Directors consisting of members of the Board of Directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

        To the extent that a director or officer of the Company is successful in defending an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the Company may indemnify such person against all expenses actually and reasonably incurred by such person in connection with the defense against such action, suit or proceeding. Colorado law also allows Colorado corporations to advance expenses to officers or directors, which costs are incurred by said officer or director in their defense of a civil or criminal action as those costs are incurred, upon receipt of an undertaking by or on behalf of the officer or director to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS

        The following exhibits are attached to this Registration Statement:

        Exhibit 5    Opinion of Arter & Hadden, LLP
        Exhibit 10 DUCT Utility Construction & Technologies, Inc. 2001 Stock Award Plan
        Exhibit 23   Consent of Robison, Hill & Co.

ITEM 9. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                        (i) to include any prospectus required by Section
                10(a)(3) or the Securities Act;

                        (ii) to reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (iii) to include any material information with respect
                to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) FILING OF REGISTRATION STATEMENT ON FORM S-8

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                  [remainder of page intentionally left blank]

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego and the State of California, on this 15th day of October, 2001.

                                              DUCT UTILITY CONSTRUCTION &
                                              TECHNOLOGIES, INC.

                                              /s/  Randall A. Drew
                                              -----------------------------
                                              By:  Randall A. Drew
                                              Its: Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Michael Madgett, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, or his substitute or substitutes, may lawfully do or causes to be done by virtue hereof.

        Signature                            Title                    Date
        ---------                            -----                    ----
/s/  Randall A. Drew          Chief Executive Officer, Chief        10/12/01
                              Financial Officer, and Controller

/s/  Randall A. Drew          Director                              10/12/01

/s/  Brad Nicolaisen          Director                              10/12/01

/s/  Christopher Kessen       Director                              10/12/01

                                 EXHIBIT INDEX


Exhibit 5    Opinion of Arter & Hadden,  LLP

Exhibit 10   DUCT Utility Construction & Technologies, Inc. 2001 Stock Award
             Plan

Exhibit 23   Consent of Robison, Hill & Co.